EXHIBIT 99

                               J. Lynn Beckstead
                               -----------------


1/       Received pursuant to a 5% stock dividend paid on January 22, 2005.


2/ Owned jointly by the reporting person and his wife, Karen Beckstead. Does not include 48,386 shares of Class A Common Stock owned indirectly by the reporting person, including (A) 35,744 shares of Class A Common Stock acquired pursuant to the Security National Financial Corporation Tax-Favored Retirement Savings Plan (401(k) Plan) and allocated to the reporting person's account (including 2,261 shares of Class A Common Stock the reporting person acquired under the 401(k) Plan between April 1, 2004 and December 31, 2004, and 1,702 shares of Class A Common Stock that were allocated to the reporting person's account on January 22, 2004 pursuant to a 5% stock dividend declared on December 10, 2004), of which the reporting person disclaims voting and investment powers with respect to such shares; (B) 4,155 shares of Class A Common Stock acquired under the Security National Financial Corporation Employee Stock Ownership Plan (ESOP), in reliance on old Rule 16a-8(g)(3) and 198 shares of Class A Common Stock that were allocated to the reporting person's account on January 22, 2005 pursuant to a 5% stock dividend declared on December 10, 2004), of which the reporting person disclaims voting and investment powers with respect to such shares; and (C) 8,487 shares of Class A Common Stock acquired under the Deferred Compensation Plan (including 5,983 shares of Class A Common Stock the reporting person acquired under the Deferred Compensation Plan between April 1, 2004 and December 31, 2004, and 404 shares of Class A Common Stock that were allocated to the reporting person's account on January 22, 2005 pursuant to a 5% stock dividend on December 10, 2004), of which the reporting person disclaims voting and investment powers with respect to such shares. The reporting person disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

3/ Grant to reporting person of options to purchase 15,000 shares of Class A Common Stock under the Security National Financial Corporation 1993 Stock Option Plan. The options became exercisable on March 21, 2003, but any shares of Class A Common Stock acquired from the exercise of the options shall be forfeited if the reporting person does not remain employed by the Company for the later of (i) five years following the date of grant, or March 21, 2008, or (ii) two years following the date these options have been exercised by the reporting person.

4/ Grant to reporting person of options to purchase 5,000 shares of Class A Common Stock under the Security National Financial Corporation 2003 Stock Option Plan. The options became exercisable on December 10, 2004.